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                                                                 EXHIBIT 99.2A-2

               TECHNOLOGY FUNDING VENTURE CAPITAL FUND VI, LLC

                         FORM OF OPERATING AGREEMENT

This OPERATING AGREEMENT ("Agreement") is entered into by Technology Funding Inc. and Technology Funding Ltd. (the "Investment Managers"), and Charles R. Kokesh and Gregory T. George (the "Affiliated Directors"), and Robert E. Jackson, Jr., Ph.D., Selena A. Lantry, M.D., and Deborah J. Freehling, M.D. (the "Independent Directors"), and each of those Persons who shall hereafter be admitted as Investors. The Investment Managers, Affiliated Directors, and Independent Directors are collectively the "Managing Members" of this limited liability company.

The Parties to this Agreement hereby agree as follows:

                                   ARTICLE 1

                                  INTRODUCTION

1.01 FORMATION. Technology Funding Venture Capital Fund VI, LLC (the "Fund") has been formed as a limited liability company under the laws of the State of Delaware by the filing of the Certificate of Formation pursuant to the Act (as defined herein), on behalf of the parties and any and all Substituted Investors (as defined herein). Except as expressly provided herein to the contrary, the rights and obligations of the Investors and the administration and termination of the Fund shall be governed by the Act.

1.02 NAME. The name of the Fund is "Technology Funding Venture Capital Fund VI, LLC." If considered necessary in the opinion of counsel to the Fund to preserve the limited liability of the Investors, Directors, and Investment Managers, property acquired and business conducted by the Fund shall be in such other name as is necessary to preserve such limited liability.

1.03 PURPOSE. The Fund is authorized and empowered to elect to operate, and to operate, as a business development company under Section 55, et. al. of the Investment Company Act of 1940, as amended. The Fund's principal investment objective is to generate long-term capital appreciation of its assets through investment in venture capital opportunities. The Fund will seek to accomplish this objective by making venture capital investments in new and developing companies that the Investment Managers believe offer significant long-term growth possibilities and by providing those companies with active





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management assistance where warranted.  The Fund will also seek to achieve this objective by investing in established companies that the Investment Managers believe offer special opportunities for growth. The Fund will seek to preserve the Investors' capital through risk management and active participation with Portfolio Companies. Generation of current income or tax benefits will not be primary factors in the selection of investments.

1.04 PLACE OF BUSINESS AND OFFICE; REGISTERED AGENT. The Fund shall maintain its principal office at: c/o Technology Funding Inc., 2000 Alameda de las Pulgas, Suite 250, San Mateo, California 94403. The Management Committee (as defined herein), may at any time change the location of the Fund's offices and may establish additional offices if it deems it advisable. Notification of any such change shall be given to the Investors on or before the date of any such change. The name and address of the Fund's registered agent for service of process is The Corporate Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

1.05 TERM. The operation of the Fund shall commence on the Commencement Date (as hereinafter defined), and shall continue in full force and effect until December 31, 2007, unless further extended for up to two additional two-year periods from such date if the Management Committee determines that such an extension is in the best interest of the Fund or until dissolution prior thereto pursuant to the provisions hereof.

1.06 THE INVESTORS. The names, addresses, and Capital Contributions (as defined herein), of the Investors are set forth in the books and records of the Fund, as amended from time to time.

1.07 TITLE TO FUND PROPERTY. All property owned by the Fund, whether real or personal, tangible or intangible, shall be owned by the Fund as an entity, and no Investor, individually, shall have title to or any interest in such property.

                                   ARTICLE 2

                                  DEFINITIONS

Unless otherwise provided herein or unless the context otherwise requires, the terms with initial capital letters in this Agreement are defined as follows:

          (a) "ACT" means the Delaware Limited Liability Company Act, as at any time now existing or in the future.





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          (b)        "ADJUSTED CAPITAL CONTRIBUTIONS" means total Investor
          Capital Contributions raised in the offering reduced by the cost basis of any Portfolio Company securities (i) distributed to, or liquidated and the proceeds distributed to, the Investors, or (ii) written off with no further attempt being made by the Investment Managers to aid the Portfolio Company but not reduced by net operating losses of the Fund.

          (c) "AFFILIATE" means, when used with reference to a specific Person, an "affiliated person" of such specified Person as defined in Section 2(a)(3) of the 1940 Act.

          (d) "AFFILIATED DIRECTORS" shall mean Charles R. Kokesh and Gregory T. George and/or any other successor or additional director that is an affiliate of the Fund within the meaning of Section 2(a)(3) of the 1940 Act.

          (e) "AGREEMENT" means this Operating Agreement as originally executed and as amended, modified, supplemented, or restated from time to time.

          (f) "CAPITAL ACCOUNT" means a capital account for an Investor calculated as set forth in Section 11.03.

          (g) "CAPITAL CONTRIBUTION" means the total amount of cash that each Investor has contributed to the capital of the Fund in consideration for such Investor's Shares, without reduction for selling, organizational, or other expenses, less any amounts returned pursuant to Section 7.05.

          (h) "CASH AND SECURITIES AVAILABLE FOR DISTRIBUTION" means all Fund cash from whatever sources derived, less such reserves as the Management Committee shall deem reasonable for the Fund's business, plus any securities held by the Fund that the Management Committee deems available for distribution.





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          (i)       "CLOSING DATE" means the fifth business day after the Fund has terminated the offering of Shares.

          (j) "COMMENCEMENT DATE" means the commencement of Fund operations as evident by the acceptance by the initial subscriptions.

          (k) "CONSENT" means either (i) the approval given by vote at a meeting called and held pursuant to this Agreement or (ii) the written approval required or permitted to be given pursuant to this Agreement, or (iii) the act of granting such an approval, as the context requires.

          (l) "CONVERSION" means that point in time when the amount of cash plus the value of all securities distributed valued at the time of distribution to the Investors equals the aggregate Capital Contributions of all Investors reduced by any returns of Capital Contributions pursuant to Section 7.05.

          (m) "DIRECTOR" or "DIRECTORS" shall mean each Affiliated Director or Independent Director in his or her capacity as a Director of the Fund collectively, the governing body of the Fund.


          (n) "DISTRIBUTION EXPENSES" means those distribution expenses incurred in connection with the distribution of the Fund by TFSC, the Investment Managers, and their affiliates under applicable federal and state laws, and any other expenses actually incurred, including but not limited to: (i) accounting and legal fees incurred in connection therewith; (ii) Blue Sky filing fees; (iii) the cost of preparing sales materials used in connection with the distribution of shares; (iv) salaries earned and reasonable and necessary expenses incurred by the partners, officers, directors, and employees of or contractors of the Investment Managers or their Affiliates for distribution activities.


          (o)       "FUND" is defined in Section 1.01.

          (p) "FUND INTEREST" means all of the interests of an Investor in the Fund, including, without limitation, the Investor's: (i) right to a distributive share of profits and losses; (ii) right to a distributive share of the assets of the Fund; and (iii) right, if a Director or Investment Manager, to participate in the management of the Fund.

          (q) "INCAPACITY" shall mean, as to any Person, the entry of an order for relief in a bankruptcy proceeding ("bankruptcy"), entry of an order of incompetence or insanity, or the death, dissolution, or termination (other than by merger or consolidation), as the case may be, of such Person.





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          (r)         "INDEPENDENT DIRECTORS" shall mean those that are not
          "Interested Persons" of the Fund, as defined in the 1940 Act.

          (s)         "INVESTMENT MANAGERS" means Technology Funding Inc.
          ("TFI") and Technology Funding Ltd. ("TFL") and/or any other Person who becomes an Investment Manager of the Fund as provided herein, in such Person's capacity as Investment Manager of the Fund.

          (t) "INVESTMENT MANAGER OVERHEAD" means those customary and routine expenses incurred by the Investment Managers solely for their own accounts and that are not attributable in any way to performing their investment management activities for the Fund. Investment Manager Overhead does not include direct or indirect expenses incurred by the Investment Managers for their Fund management activities including but not limited to appropriate allocations of: (i) rent, depreciation, utilities, property taxes, and the cost of capital equipment unless acquired primarily for the benefit of the Fund; (ii) salaries and other compensation of officers, directors, and employees of or contractors to the Investment Managers or their Affiliates; and
          (iii) expenses of a general and administrative nature that are incurred by the Investment Managers on behalf of the Fund.

          (u) "INVESTOR" means any Person, including a Substituted Investor or an Investment Manager, who is an Investor shown on the books and records of the Fund at the time of reference thereto, in such Person's capacity as an Investor in the Fund.

          (v)         "IRC" means the Internal Revenue Code of 1986, as amended.

          (w) "MAJORITY IN INTEREST OF THE INVESTORS" means Investors who in the aggregate own, at the time of the determination, more than 50% of the Shares owned by all such Investors.





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          (x)         "MANAGEMENT COMMITTEE" means the governing body of the
          Company as set forth in Article 3.

          (y) "NET LOSS" means for any Taxable Period the aggregate sum, if negative, of all items of Fund income, gain, deduction, and loss, including tax-exempt income and nondeductible expenses.

          (z) "NET PROFIT" means for any Taxable Period the aggregate sum, if positive, of all items of Fund income, gain, deduction, and loss, including tax-exempt income and nondeductible expenses.

          (aa) "OFFERING PERIOD" means that period commencing with the effective date of the Prospectus when the Fund began offering Shares and ending when such offering is terminated.


          (bb) "OPERATIONAL COSTS" means all expenses of the Fund except Organizational Expenses, Distribution Expenses and Investment Managers' Overhead including but not limited to: (i) the costs of operations (e.g., documentation, securities filings, other direct and indirect costs of selecting, negotiating, monitoring, and liquidating Portfolio Company investments including consultants, attorneys, accountants, appraisers, due diligence expenses, industry trade shows and conferences, travel, investment banking fees and commissions, or preparation of status reports); (ii) the Fund's accounting costs (e.g., maintenance of Fund books and records, audit fees, preparation of regulatory and tax reports, costs of computer equipment or services used by or charged to the Fund); (iii) the costs of investor communications (e.g., design, production, and mailing of all reports and communications to Investors, including those required by regulatory agencies); (iv) the costs of investor documentation and services; (v) legal, tax, and other professional services; (vi) salaries, benefits, and other compensation plus an appropriate allocation of overhead burden (including but not limited to an allocation of direct and indirect costs such as benefits; recruitment and training; rent and related facilities expenses;
          costs of acquiring, financing, and maintaining capital assets; financing charges and cost of capital; insurance; security; storage; utilities, etc.) for partners, officers, directors, employees of and contractors to the Investment Managers or their Affiliates attributable to performing any of the foregoing activities; (vii) electronic payment charges (including credit card merchant fees and ACH processing fees); and (viii) any other related operational or administrative expenses necessary for the operation of the Fund.






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          (cc)        "ORGANIZATIONAL EXPENSES" means those organizational
          expenses incurred in connection with the formation of the Fund and in qualifying or maintaining the qualification of Shares under applicable federal and state laws, and any other expenses actually incurred and related to organizational activities of the Fund, including but not limited to: (i) accounting and legal fees incurred in connection therewith; (ii) registration fees; (iii) the cost of preparing, printing, amending, and supplementing the Prospectus, registration statement, and related filings; and (iv) salaries earned and reasonable and necessary expenses incurred by the partners, officers, directors, and employees of or contractors to the Investment Managers or their Affiliates for performing any such organizational activities.

          (dd) "PERSON" shall mean any individual, company, corporation, unincorporated organization or association, trust, or other entity.

          (ee) "PORTFOLIO COMPANY" means any Person in which the Fund makes an investment, other than a Short-Term Investment.

          (ff) "PROSPECTUS" means that prospectus dated December 5, 1997, offering Shares in the Fund, as supplemented and amended.

          (gg) "SHARE" means a unit of interest in the Fund held by any Investor, including the Investment Managers to the extent of their capital contributions, representing a Capital Contribution equal to $100 for each Share.

          (hh) "SHORT-TERM INVESTMENT" means commercial paper, government obligations, money market instruments, certificates of deposit, or other similar obligations and securities, or the liquid securities of issuers, such as Investment Companies, which exclusively invest in such securities, in each case where the maturity or average maturity, as the case may be, is one year or less at the time of purchase by the Fund.

          (ii) "SUBSTITUTED INVESTOR" means a Person admitted as an Investor to the Fund other than a Director pursuant to Section 13.03 in place of and with all of the rights of the Investor who has transferred or assigned such Investor's Fund Interest to such Person, and who is shown as an Investor on the books and records of the Fund.

          (jj) "SUBSCRIPTION AGREEMENT" means the contract for the purchase of Fund shares.



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          kk)        "TAXABLE PERIOD" means each calendar year.

          ll) "TFI" means Technology Funding Inc., a California corporation.

          mm) "TFL" means Technology Funding Ltd., a California limited partnership.

          nn) "TFSC" means Technology Funding Securities Corporation, a California corporation.

          oo) "1940 ACT" means the Investment Company Act of 1940 and all rules and regulations promulgated thereunder, as amended by the Small Business Incentive Act of 1980, and as further amended from time to time.

                                   ARTICLE 3


                                   MANAGEMENT

3.01 BOARD OF DIRECTORS. The governing body of the Fund shall be the Directors, which shall consist of such number of Independent Directors as is fixed pursuant to Section 3.02 and two Affiliated Directors, who shall initially be Charles R. Kokesh and Gregory T. George.

3.02 INDEPENDENT DIRECTORS. The number of Independent Directors shall initially be three and shall be fixed from time to time thereafter by the Directors as then constituted; provided, however, that the number of Independent Directors shall in no event be less than three or more than five.
A majority of the members of the Board of Directors shall at all times be Independent Directors. If at any time the number of Independent Directors is less than a majority, action shall be taken within 90 days thereafter, pursuant to Section 3.04 to restore the number of Independent Directors to a majority.

3.03 MANAGEMENT COMMITTEE. The Directors shall delegate to the Management Committee the powers specified in Section 3.05. The Management Committee is comprised of the Affiliated Directors.





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3.04      APPROVAL AND ELECTION OF DIRECTORS. The Directors shall hold office for a term of two years from their election or until their successors are elected, unless they are sooner removed pursuant to Section 12.03 or sooner withdrawn pursuant to Section 12.01 or 12.02, as the case may be. Directors may succeed themselves in office. The Management Committee may designate successor Management Committee members to fill vacancies created by the retirement or withdrawal of a Management Committee member pursuant to Section
12.01 or 12.02 or by the removal of a member of the Management Committee pursuant to Section 12.03. The Management Committee may designate Independent Directors to fill any vacancies created by an increase in the number of Independent Directors pursuant to Section 3.02 or by the withdrawal or removal of an Independent Director. In the event that no Independent Directors remain, the Management Committee shall continue the business of the Fund and shall perform all duties of the Directors under this Agreement and shall, within 90 days, call a special meeting of Investors for the purpose of approving and electing Independent Directors. Each Investor other than a Director hereby consents to the admission of any successor Independent Directors pursuant to this Section 3.04, and no further consent shall be required. Any successor Independent Director designated by the Management Committee shall hold office until the next bi-annual meeting of Investors or until his or her successor has been approved and elected, unless he or she is sooner removed pursuant to Section 12.03 or withdraws pursuant to Section 12.01.

3.05 MANAGEMENT COMMITTEE POWERS. Subject to the terms hereof, including but not limited to Section 3.06, the Management Committee shall have full, exclusive, and complete discretion in the management and control of the affairs of the Fund, shall make all decisions affecting Fund affairs and shall have all of the rights, powers, and obligations of a managing member of a limited liability company under the Act and otherwise as provided by law. The members of the Management Committee shall provide overall guidance and supervision with respect to the operation of the Fund, shall perform all duties imposed on the directors of business development companies by the 1940 Act, and shall monitor the activities of Portfolio Companies in which the Fund has invested. Except as otherwise expressly provided in this Agreement, the Management Committee is hereby granted the right, power, and authority to do on behalf of the Fund all things which, in its sole judgment, are necessary or appropriate to manage the Fund's affairs and fulfill the purposes of the Fund, including, by way of illustration and not by way of limitation, the power and authority from time to time to do the following:

          (a) subject to Section 3.14, invest the assets of the Fund in such investments as are consistent with the Fund's purpose, provided that such investments do not cause the Fund to fail to comply with
          Section 55 of the 1940 Act;





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          (b)         incur all expenses permitted by this Agreement;

          (c) to the extent that funds are available, cause to be paid all expenses, debts, and obligations of the Fund;

          (d) employ and dismiss from employment such agents, employees, managers, accountants, attorneys, consultants, and other Persons necessary or appropriate to carry out the business and affairs of the Fund, whether or not any such Persons so employed are Affiliates of any Directors or the Investment Managers, and to pay such compensation to such Persons as is competitive with the compensation paid to unaffiliated Persons in the area for similar services, subject to the restrictions set forth in Section 3.11;

          (e) subject to the indemnification provisions in this Agreement, pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend, or settle, upon such terms it deems sufficient, any obligation, suit, liability, cause of action, or claim, including tax audits, either in favor of or against the Fund;

          (f) enter into any sales, agency, or dealer agreements, and escrow agreements, with respect to the sale of Shares to Investors and provide for the distribution of such Shares by the Fund through one or more broker-dealers (which may be Affiliates of the Directors), or otherwise;

          (g) borrow money and issue multiple classes of senior indebtedness or a single class of interests senior to the Shares to the extent permitted by the 1940 Act and repay, in whole or in part, any such borrowings or indebtedness and repurchase or retire, in whole or in part, any such interests senior to the Shares; and in connection with such loans or senior instruments to mortgage, pledge, assign, or otherwise encumber any or all properties or assets owned by the Fund, including any income therefrom, to secure such borrowings or provide repayment thereof;

          (h) establish and maintain accounts with financial institutions, including federal or state banks, brokerage firms, trust companies, savings and loan institutions, or money market funds;

          (i) make temporary investments of Fund capital in Short-Term Investments;





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          (j)         to the extent permitted by the 1940 Act, form or cause to
          be formed one or more small business investment companies under the Small Business Investment Fund Act of 1958, as amended;

          (k) establish valuation principles and periodically apply such principles to the Fund's venture capital investment portfolio;

          (l) to the extent permitted by the 1940 Act, designate and appoint one or more agents for the Fund who shall have such authority as may be conferred upon them by the Management Committee and who may perform any of the duties of, and exercise any of the powers and authority conferred upon, the Management Committee hereunder including, but not limited to, designation of one or more agents as authorized signatories on any bank accounts maintained by the Fund;

          (m) prosecute, protect, defend, or cause to be protected and defended, or abandon, any patent, patent right, copyright, trade name, trademark, and service mark, and any application with respect thereto, that may be held by the Fund;

          (n) take all reasonable and necessary actions to protect the secrecy of and the proprietary rights with respect to any know-how, trade secret, secret process, or other information and to prosecute and defend all rights of the Fund in connection therewith;

          (o) subject to the other provisions of this Agreement, to enter into, make, and perform such contracts, agreements, and other undertakings, and to do such other acts, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business contemplated by this Section 3.05, including, without in any manner limiting the generality of the foregoing, contracts, agreements, undertakings, and transactions with any Investor or with any other person, firm, or corporation having any business, financial, or other relationship with any Investor, provided, however, such transactions with such Persons and entities (i) shall only be entered into to the extent permitted under the 1940 Act and
          (ii) shall be on terms no less favorable to the Fund than are generally afforded to unrelated third parties in comparable transactions;

          (p)         purchase, rent, or lease equipment for Fund purposes;





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          (q)         purchase and maintain, at the Fund's expenses, liability
          and other insurance to protect the Fund's assets from third party claims; provided that, in its judgment, such insurance is available and reasonably priced; and cause the Fund to purchase or bear the costs of any insurance covering the potential liabilities of the Investors, or employees or partners of the Fund or Investment Managers as well as the potential liabilities of any Person serving at the request of the Investment Managers as a director of or advisor to a Portfolio Company; provided, however, that the Directors or Investment Managers, as the case may be, shall be required to bear, out of their separate assets, the portion of the premiums for any such insurance coverages beyond those for matters against which the Fund is permitted to indemnify the Directors under Article 10;

          (r) cause to be paid any and all taxes, charges, and assessments that may be levied, assessed or imposed upon any of the assets of the Fund;

          (s) make any election on behalf of the Fund that is or may be permitted under the IRC and supervise the preparation and filing of all tax and information returns that the Fund may be required to file;

          (t) take any action that may be necessary or appropriate for the continuation of the Fund's valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Investors or to enable the Fund to conduct the business in which it is engaged;

          (u)         admit additional Investors to the Fund in accordance with
          Section 7.02; admit an assignee of an Investor's Fund Interest to be a Substituted Investor in the Fund, pursuant to and subject to the terms of Section 13.03, without the consent of any other Investor; and

          (v) perform all normal business functions, and otherwise operate and manage the business and affairs of the Fund, in accordance with and as limited by this Agreement.

3.06 INVESTMENT MANAGERS. The Investment Managers are hereby granted the exclusive power and authority from time to time to do the following:





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          (a)         subject to the supervision of the Management Committee,
          manage and control the venture capital investments of the Fund, including, but not limited to, the power to make all decisions regarding the Fund's venture capital investment portfolio and, among other things, to find, evaluate, structure, monitor, sell, and liquidate, upon dissolution or otherwise, such investments, to provide, or arrange for the provision of, managerial assistance to Portfolio Companies and in connection therewith to enter into, execute, amend, supplement, acknowledge, and deliver any and all contracts, agreements, or other instruments for the performance of such functions, including the investment and reinvestment of all or part of the Fund's assets, execution of portfolio transactions, and any or all administrative functions; and

          (b) on behalf of the Fund, grant Fund guarantees of Portfolio Company borrowings so long as the aggregate guarantees outstanding at any time do not, when combined with Fund borrowings, exceed 50% of the Fund's aggregate Capital Contributions.

The grant of exclusive power and authority to the Investment Managers under this Section 3.06 in no way limits the rights, powers, or authority of the Management Committee under this Agreement, the Act, or as otherwise provided by law.

3.07 TAX MATTERS PARTNER; TAX ELECTIONS. TFI, as one of the managing members of the Fund, shall perform all duties imposed by Sections 6221 through 6233 of the IRC as "Tax Matters Partner" of the Fund, including, but not limited to, the following: (i) the power to conduct all audits and other administrative proceedings with respect to Fund tax items; (ii) the power to extend the statute of limitations for all Investors with respect to Fund tax items; (iii) the power to file a petition with an appropriate federal court for review of a final Fund administrative adjustment; and (iv) the power to enter into a settlement with the Internal Revenue Service on behalf of, and binding upon, those Investors having less than a 1% interest in the profits of the Fund unless an Investor notifies the Internal Revenue Service and TFI that TFI may not act on such Investor's behalf.

The Management Committee may cause the Fund to make all elections required or permitted to be made by the Fund under the IRC and not otherwise expressly provided for in this Agreement, in the manner that the Management Committee believes will be most advantageous to individual taxpayers who: (i) are married and filing joint federal income tax returns; (ii) are not "dealers" for federal income tax purposes; (iii) are not subject to alternative minimum tax; and (iv) have income at least part of which, without





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giving effect to any additional tax on preference items, is subject to the maximum federal income tax rate in effect at the time of the election.

3.08 APPOINTMENT OF AUDITORS. Subject to the approval of (i) a Majority in Interest of the Investors (which approval is subject to Section 14.02) and
(ii) a majority of the Independent Directors, the Management Committee, in the name and on behalf of the Fund, is authorized to appoint independent certified public accountants for the Fund.

3.09 GOOD FAITH. The Management Committee shall not cause the Fund to consent to or join in any waiver, amendment, or modification of the terms of any company agreement, limited liability company agreement, management agreement, or investment contract to which it is a party unless, in the good faith judgment of the Management Committee, such waiver, amendment, or modification would be in the best interests of the Fund.

3.10 RESTRICTIONS ON THE DIRECTORS' AUTHORITY. The Directors shall not have authority to do any of the following:

          (a)        act in contravention of this Agreement or of the 1940 Act;

          (b) possess Fund property or assign the rights of the Fund in specific property for other than a Fund purpose;

          (c) admit any other Person as a Director of the Fund without the approval of the Investors except as otherwise provided herein;





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          (d)         commingle or permit the commingling of the assets of the
          Fund with the assets of any other Person except as otherwise provided herein;

          (e) permit any Person who makes a nonrecourse loan to the Fund to acquire, at the time and as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Fund other than as a secured creditor;

          (f) without the consent of a Majority in Interest of the Investors, subject to paragraph 14.02; to

                      (i)      elect to dissolve the Fund; or

                      (ii) sell or otherwise dispose of at any one time all or substantially all of the assets of the Fund; or

          (g) invest in a company in which any Director has an equity interest other than through another company that it manages.

3.11 CONTRACTS WITH AFFILIATES OF THE DIRECTORS. The Management Committee may, on behalf of the Fund, enter into contracts for goods or services with any Affiliate of a Director provided that the charges for such goods or services are the lower of (i) cost, including a reasonable allocation of cost of capital, or (ii) those charged by unaffiliated Persons in the area for similar goods and services. Any such contract shall be subject to termination by a majority of the Independent Directors following 60 days' prior notice thereof.

3.12 OBLIGATIONS OF THE DIRECTORS. The Directors shall devote such time and effort to the Fund business as, in their judgment, may be necessary or appropriate to manage the affairs of the Fund. The Directors are under a duty and obligation to conduct the affairs of the Fund in the best interests of the Fund, including the safekeeping and the use of all Fund funds and assets (whether or not in the immediate possession or control of the Directors) and the use thereof for the benefit of the Fund. Neither the Directors nor any of their Affiliates shall enter into any transaction with the Fund that will significantly benefit the Directors or such Affiliates in their independent capacities unless the transaction is expressly permitted hereunder and under the 1940 Act or any exemptive order issued by the Securities and Exchange Commission thereunder, or is entered into principally for the benefit of the Fund in the ordinary course of Fund business.

3.13 OTHER BUSINESS OF INVESTORS. Any Investor and any Affiliate of any Investor may engage in or possess any interest in other business ventures of any kind, nature or description, independently or with others, whether such ventures are competitive with the Fund or otherwise. Neither the Fund nor any Investor shall have any rights or obligations by virtue of this Agreement or the company relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Fund, shall not be deemed wrongful or improper. Neither the Directors nor any Affiliate of the Directors shall be obligated to present any particular investment opportunity to the Fund, except with respect to opportunities that are suitable for the Fund, which must first be made available to the Fund before any of the Directors may invest, and the Directors and their Affiliates shall each have the right to take for their own account (individually or as a trustee, partner, or fiduciary) or to recommend to others any such particular investment opportunity. The Investment Managers and Affiliated Directors hereby consent and agree promptly to furnish the Independent Directors, upon request, with information on a confidential basis as to any venture capital investments made by them, or any of their Affiliates, for their own account or for others.

3.14 PROHIBITED TRANSACTIONS. Except to the extent expressly permitted by this Agreement and except as permitted by the 1940 Act or any exemptive order issued by the Securities and Exchange Commission thereunder:

          (a) the Fund shall not lend money or other property to an Investment Manager or any Investment Manager Affiliate;

          (b) the Fund shall not sell to or purchase any security or any other property from a Director, Investment Manager, or any Affiliate of either, or effect any transaction in which a Director, Investment Manager, or any Affiliate of either is a joint or several participant;

          (c) the Fund shall not purchase or sell commodities or commodity contracts, participate on a joint or a joint and several basis in any trading account in securities, or purchase any securities on margin, except such short-term credits as are necessary for clearance of transactions;

          (d) no reimbursement for expenses of the Fund shall be made to the Directors or any Director Affiliate except as permitted under
          Article 4;

          (e) the Fund shall not issue any of its Shares for services or for property other than cash or securities;

          (f) the Fund shall not sell any Shares at a price below the current net asset value of such Shares; and

          (g) except as provided in Section 7.06, the Fund shall not purchase any Shares issued by it.

                                   ARTICLE 4


                                  COMPENSATION

4.01 INVESTMENT MANAGERS. Over and above their distributive share of Fund profits, losses, and distributions, detailed in Articles 8 and 9, the Investment Managers shall also receive the following amounts from the Fund:

          (a) MANAGEMENT FEE. The Fund shall pay the Investment Managers a Management Fee for supervising the venture capital operations of the Fund equal to;

                      (i) 2% of the total Capital Contributions for each year of Fund operations during the Offering Period; and

                      (ii) 2% of Adjusted Capital Contributions for each year of Fund operations after the Closing Date.

          To the extent permitted by applicable law, a full 2% Management Fee shall be payable by each Investor whose subscription is accepted by the Fund without proration for the amount of time such Investor was an Investor during the Offering Period. All Management Fees shall be
          due and payable monthly in arrears.   Prior to the closing date and
          as of the date each Investor's Subscription Agreement is accepted, the Management Fee will be assessed for the period from the Commencement Date to the date of acceptance. To the extent Fund cash reserves are insufficient to pay the entire Management Fee when due, the unpaid fee shall be carried forward and paid when cash reserves are sufficient to allow the payment. In the event that such fees are carried forward, the Fund will incur an interest expense.

          (b) REIMBURSEMENT OF OPERATIONAL COSTS. The Fund shall reimburse the Investment Managers or their Affiliates for Operational Costs incurred by the Investment Managers or their Affiliates in connection with the business of the Fund, including without limitations expenses related to the selection of Portfolio Companies or to proposed investments, even if the proposed investments ultimately are not undertaken by the Fund. The Management Fee is in addition to the reimbursement of actual Operational Costs.

4.02 INDEPENDENT DIRECTORS. As compensation for services rendered to the Fund, the Fund will pay each Independent Director:

          (a) the sum of $10,000 annually in quarterly installments beginning on the Commencement Date;

          (b) the sum of $1,000 for each meeting of the Directors attended by such Independent Director up to an annual limit of $4,000;


          (c) if appointed to a committee by the Directors, the sum of $1,000 for each such committee meeting attended up to an annual limit of $4,000; provided, however, that if such committee meeting is held on the same day as a meeting of the Directors, no additional fee will be paid; and


          (d) all out-of-pocket expenses relating to attendance at the meetings, committee or otherwise, of the Directors.


                                   ARTICLE 5

                                   INVESTORS

5.01 LIMITED LIABILITY. The Investors and Directors shall not be personally liable for any of the debts or losses of the Fund beyond the amount of total Investor Capital Contributions to the Fund and the share of assets and undistributed profits of the Fund allocable to the Investors, except as otherwise provided by the Act and Section 13.04.

5.02 NO MANAGEMENT RESPONSIBILITY. No Investor other than a Director or Investment Manager shall participate in the management or control of the business of or transact any business for the Fund but may exercise the rights and powers of an Investor under this Agreement. All management responsibility is vested in the Directors. The Investors other than the Directors hereby consent to the taking of any action by the Directors, Management Committee, and the Investment Managers contemplated under Article 3.

5.03 NO AUTHORITY TO ACT. No Investor other than a Director shall have the power to represent, act for, sign for, or to bind the Fund. All authority to act on behalf of the Fund is vested in the Directors and as expressly delegated to the Management Committee, and the Investment Managers. The Investors consent to the exercise by the Directors of the powers conferred on them by law and this Agreement.

5.04      RIGHTS OF INVESTORS.  The Investors shall have the following rights:

          (a)         the right to elect and remove Directors;

          (b) the right to approve or disapprove proposed changes in the nature of the Fund's business so as to cause the Fund to cease to be, or to withdraw its election as, a business development company under the 1940 Act;

          (c) the right to approve or disapprove any proposed investment advisory contract or management agreement or to disapprove and terminate any such existing contracts; provided, however, that such contracts are also approved by a majority of the Independent Directors;

          (d) the right to approve or reject the appointment of the independent accountants of the Fund; provided, however, that such appointment is approved by the Management Committee, including a majority of the Independent Directors;

          (e) the right to propose and approve an amendment to this Agreement; provided, however, that no such amendment shall conflict with the 1940 Act; and

          (f) the right to approve any other material matters related to the business of the Fund that the 1940 Act requires to be approved by the Investors so long as the Fund is a business development company subject to the provisions of the 1940 Act; provided, however, that, prior to the exercise of any such right of approval, the Management Committee amends this Agreement to reflect such additional voting right.

Each of the foregoing matters shall be approved or disapproved, as the case may be, upon the vote or consent of a Majority in Interest of the Investors.

5.05 NO CONSENT REQUIRED. Notwithstanding the foregoing, no vote, approvals, or other consent shall be required of the Investors to amend this Agreement in any of the following respects: (i) to reflect any change in the amount or character of the Capital Contribution of any Investor; (ii) to admit an additional Investor or a Substituted Investor or remove an Investor in accordance with the terms of this Agreement; or (iii) to correct any false or erroneous statement, or to make a change in any statement in order that such statement shall accurately represent the agreement among the Investors and Directors in this Agreement; provided that no such correction or change shall in any manner adversely affect the Fund Interests of any Investor.

                                   ARTICLE 6

                                   AMENDMENTS

6.01 PROPOSAL OF AMENDMENTS. Except as otherwise specified in this Agreement, any amendment to this Agreement may be proposed by the Directors or by Investors other than the Directors who, in aggregate, own not less than 10% of the Shares owned by all such Investors. The Directors or Investors proposing such amendment shall submit to the Management Committee: (i) the text of such amendment; (ii) a statement of the purpose of such amendment; and
(iii) an opinion of counsel obtained by the Directors or Investors proposing such amendment to the effect that such amendment is permitted by the Act and the laws of any other jurisdiction where the Fund is qualified to do business, will not impair the limited liability of the Directors or Investors, and will not adversely affect the classification of the Fund as a partnership for federal and state income tax purposes. The Management Committee shall, within 20 days after receipt of any proposal under this Section 6.01, give notification to all Directors and Investors of such proposed amendment, of such statement of purpose, and of such opinion of counsel, together, in the case of an amendment proposed by Investors, with the views, if any, of the Management Committee and the Investment Managers with respect to such proposed amendment. All proposed amendments shall be submitted to the Investors for a vote no less than 10 days nor more than 60 days after the date of mailing of such notice and will be adopted if approved by a Majority in Interest of the Investors. For purposes of obtaining a written vote, the Management Committee may require receipt of written responses within a specified time.

6.02 AMENDMENTS TO BE ADOPTED SOLELY BY THE MANAGEMENT COMMITTEE. The Management Committee may, without the consent of any Investor, amend any provision of this Agreement, and execute whatever documents may be required in connection therewith, to reflect:

          (a) a change in the name or the location of the principal place of business of the Fund;

          (b) the admission of Substituted Investors, additional Investors, or successor Directors in accordance with this Agreement;

          (c) a change that is necessary to qualify the Fund as a limited liability company under the laws of any state or that is necessary and advisable in the opinion of the Management Committee to assure that the Fund will not be treated as a publicly traded partnership taxable as a corporation for federal income tax purposes or as a corporation for state income tax purposes; and

          (d)        any other amendments similar to the foregoing.

6.03 AMENDMENTS NOT ALLOWABLE. Unless approved by Investors holding a majority of the Shares affected thereby, no amendment to this Agreement shall be permitted if, in the opinion of counsel to the Fund (unless such counsel is disapproved by such majority), the effect of such amendment would be to:

          (a)        increase the duties or liabilities of any Investor;

          (b) change the interest of any Investor hereto in the assets, profits, or losses of the Fund, except as otherwise provided herein; or

          (c) in any way adversely affect the federal income tax status of the Fund.

                                   ARTICLE 7


                             CAPITAL CONTRIBUTIONS

7.01 CAPITAL CONTRIBUTIONS OF INVESTORS. The Investors shall make the following contributions to the capital of the Fund:


          (a) INVESTMENT MANAGERS. The Investment Managers shall contribute an aggregate amount equal to 0.1% payable on the Commencement Date.

          (b) INVESTORS. The Investors and Investment Managers shall make Capital Contributions, payable upon subscription, in the amounts set forth opposite their respective names in the books and records of the Fund, as amended from time to time.

No Investor other than Investment Managers shall be required to lend any funds to the Fund or to make any Capital Contribution to the Fund except as set forth in this Section 7.01.

7.02 ADMISSION OF ADDITIONAL INVESTORS. The Management Committee is authorized to admit to the Fund, as additional Investors, such Persons as they deem advisable. The manner of the offering of Shares, the terms and conditions under which subscriptions for such Shares will be accepted, and the manner of and conditions to the sale of Shares to subscribers therefor and the admission of such subscribers as additional Investors will be as provided in the Prospectus in all material respects and subject to any provisions hereof. Before any Person is admitted to the Fund as an Investor, such Person or such Person's attorney-in-fact shall execute a counterpart of this Agreement and thereby agree in writing to be bound by all of the provisions hereof as an Investor.

7.03 INTEREST ON CAPITAL CONTRIBUTIONS. No Investor shall have the right to be paid interest on any Capital Contribution or on such Investor's Capital Account, except as specifically provided in this Agreement.

7.04 WITHDRAWAL AND RETURN OF CAPITAL. No Investor shall have the right to withdraw or to demand the return of any or all of that Investor's Capital Contribution except as specifically provided in this Agreement.

7.05 EXCESS CAPITAL CONTRIBUTIONS. To the extent the Management Committee determines, in its sole discretion, that the Fund has received Capital Contributions in excess of the Fund's needs, the Management Committee may return said excess Capital Contributions to the Investors, provided that at the time of such partial returns (i) all liabilities of the Fund to Persons other than Investors have been paid or, in the good faith determination of the Management Committee, there remains property of the Fund sufficient to pay them and (ii) the Management Committee causes this Agreement to be amended, if necessary, to reflect a reduction in Capital Contributions. In the event that the Management Committee elects to make a partial return of Capital Contributions to Investors, such distribution shall be made pro rata to all of the Investors based upon the number of Shares held by each Investor. Each Investor, by becoming such, consents to such pro rata distribution theretofore or thereafter duly authorized and made in accordance with this Section 7.05. Without the consent of all Investors, no

Investor shall have the right to receive property other than cash in return for such Investor's Capital Contribution unless such property is in the form of markable securities and made valid to all Investors.

7.06 REDEMPTION OF SHARES. The Fund may redeem or repurchase Shares to the extent permitted by the 1940 Act.

                                   ARTICLE 8

                                PROFIT AND LOSS

8.01 NET PROFIT. Except as provided in Section 8.03, Net Profit of the Fund shall be allocated for Fund tax and accounting purposes, in the following order and priority:

          (a) first, to those Investors with deficit Capital Account balances in proportion to such deficits until such deficits have been eliminated;

          (b) second, to those Investors as necessary to offset Net Loss previously allocated to such Investors pursuant to Section 8.02(b) until each Investor has been allocated cumulative Net Profit pursuant to this Section 8.01(b) equal to the cumulative Net Loss previously allocated to such Investor pursuant to Section 8.02(b) not already offset pursuant to this Section 8.01(b) or Section 8.01(a); and

          (c)        third,

                     (i) 80% to the Investors to be allocated pursuant to Section 8.04; and

                     (ii)       20% to the Investment Managers.

In no event shall the Investment Managers be allocated less than 1% of the Net Profit of the Fund plus their pro rata share based on capital contributed.

8.02 NET LOSS. Except as provided in Section 8.03, Net Loss of the Fund shall be allocated for Fund tax and accounting purposes, in the following order and priority:

          (a) first, to the Investors and Investment Managers as necessary to offset Net Profit previously allocated to such Investors and Investment Managers pursuant to Section 8.01(c) until each Investor and Investment Manager has been allocated cumulative Net Loss pursuant to this Section 8.02(a), equal to the cumulative Net Profit previously allocated to such Investor and Investment Manager pursuant to Section 8.01(c) and not already offset by this Section 8.02(a); and

          (b)        second, 99% to the Investors and 1% to the Investment
          Managers.

8.03 ALLOCATION OF LOSSES IN EXCESS OF CAPITAL ACCOUNT. The amount of any Net Loss in excess of any then positive balance in the Capital Account of an Investor, which would be allocable to an Investor but for this Section 8.03, shall be allocated to the Investors that have positive balances in their Capital Accounts in proportion to the respective amounts of such positive balances until all such balances have been reduced to zero, and thereafter solely to the Investment Managers.

8.04 ALLOCATIONS AMONG INVESTORS. Any allocations to the Investors other than the Investment Managers pursuant to Article 8 shall be made among such Investors as follows:

          (a) with respect to any Net Profit or Net Loss allocated to such Investors as a group pursuant to Article 8, such allocation shall be made to the extent possible under the IRC, first to equalize the Capital Account balance per Share of each such Investor, and then in the proportion that the number of Shares held by each such Investor bears to the total number of Shares held by all such Investors.

8.05 ALLOCATIONS AMONG INVESTMENT MANAGERS. All allocations to the Investment Managers pursuant to this Article 8, as well as allocations of compensation, fees, or reimbursements paid to the Investment Managers, shall be determined by the Investment Managers in their sole discretion.

8.06 QUALIFIED INCOME OFFSET. In the event any Investor unexpectedly receives an adjustment, allocation, or distribution that results in a deficit balance in such Investor's Capital Account, there shall be allocated to such Investor items of Fund income and gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible.

                                   ARTICLE 9

                                 DISTRIBUTIONS


9.01 DISTRIBUTIONS GENERALLY. Except as provided in Section 9.02, Cash and Securities Available for Distribution shall be distributed 99% to the Investors, and 1% to the Investment Managers until Conversion. After Conversion, Cash and Securities Available for Distribution shall be distributed 80% to the Investors in proportion to their respective Capital Account balances and 20% to the Investment Managers. Securities distributed in kind to Investors shall be treated as if sold at the value determined under Section 9.04, and the gain or loss shall be allocated in accordance with Article 8. Distributions to Investors shall be made only to the extent they are not prohibited by any applicable restrictions set forth in the 1940 Act. On liquidation, distributions shall be made in accordance with the provisions of
Article 15.

9.02 MINIMUM DISTRIBUTION. Notwithstanding Section 9.01 and to the extent there are funds available, if Net Profit is allocated to the Investors under
Article 8 for any Taxable Period, the Directors shall endeavor, within ninety
(90) days following the close of the Taxable Period for which the Net Profit is allocated, to make a distribution out of Cash and Securities Available for Distribution to all Investors and the Investment Manager that, when added to all other distributions made to such Investors during such Taxable Period (exclusive of distributions under this Section 9.02 for the previous Taxable Periods), will be in an amount sufficient to meet the federal and state tax liability of each Investor, calculated for purposes of this Section 9.02 as if such Investor were taxable on the Net Profit allocated for the Taxable Period at the highest combined federal and California income tax rates applicable to individuals, assuming that California income taxes are deductible for federal income tax purposes, and taking into account any special rates that apply to ordinary income and capital gains included in Fund taxable income for the Taxable Period. To the extent that the Investment Managers or their principals may be expected to make estimated tax payment for any period other than a Taxable Period, the capital Net Profit fee for such period shall be estimated as required by the IRC, and the Minimum Distribution, calculated in the same manner as above, shall be paid to the Investment Manager sufficiently in advance that Investment Managers could make such estimated tax payments.

9.03 MANDATORY REINVESTMENT. For a period of four years after the Closing Date, any cash received from liquidation of Portfolio Company investments (except those utilized as provided in Section 7.04) shall be retained by the Fund and reinvested at the discretion of the Investment Managers.

9.04      DISTRIBUTIONS AMONG INVESTORS.  Distributions made to the
Investors other than the Investment Managers as a group pursuant to Sections
9.01 and 9.02 shall be made in proportion to their respective Capital Account balances. Distributions to the Investment Managers shall be allocated amongst the two entities solely at the Investment Managers' discretion.

9.05 VALUATION. The value of securities distributed in kind to the Investors that cannot be valued on the basis of either (i) available market quotations or (ii) third party transactions involving actual transactions or actual firm offers by investors who are not Affiliates of the Fund shall be valued by an appraisal made in accordance with the appraisal procedure described in Section 12.03(b) provided, however, that such appraisal need be made in connection with securities distributed in kind to the Investors upon the dissolution of the Fund only if the value of the securities distributed in kind to the Investors upon such dissolution exceeds 10% of the Capital Contributions of all Investors.


                                  ARTICLE 10


               RESPONSIBILITIES OF THE INVESTORS AMONG THEMSELVES

10.01 INDEMNIFICATION OF THE DIRECTORS BY THE FUND. Neither the Directors nor any of their Affiliates shall be liable, responsible, or accountable in damages or otherwise to the Fund or any Investor for any loss or damage incurred by reason of any act performed by or omission of the Directors or such Affiliates in good faith in the furtherance of the interests of the Fund and in a manner reasonably believed by them to be within the scope of the authority granted to the Directors by this Agreement or by the Investors, provided that the Directors or such Affiliates were not guilty of negligence, misconduct, or any other breach of fiduciary duty with respect to such acts or omissions. The Fund, out of its assets and, subject to Section l0.02, not out of the assets of the Directors, shall, to the full extent permitted by law, indemnify and hold harmless any Director and any Director Affiliate who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including any action by or in the right of the Fund), by reason of any acts or omissions or alleged acts or omissions arising out of such Person's activities as a Director or as an Affiliate of a Director, if such activities were performed in good faith in furtherance of the interests of the Fund and in a manner reasonably believed by such Person to be within the scope of the authority conferred to the Directors by this Agreement or by the Investors against losses, damages, or expenses for which such Person has not otherwise been reimbursed (including attorneys' fees, judgments, fines, and amounts paid in settlements) actually and reasonably incurred by such Person in connection with such action, suit, or proceeding, so long as such Person was not guilty of negligence, misconduct, or any other breach of fiduciary duty with respect to such acts or omissions and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Person's conduct was unlawful, and provided that the satisfaction of any indemnification and any holding harmless shall be from and limited to Fund assets and no Investor shall have any personal liability on account thereof.

Notwithstanding the foregoing, none of the indemnified parties shall be indemnified for any loss or damage incurred by them in connection with any judgment entered in or settlement of any lawsuit for violations of federal or state securities laws by the indemnified parties in connection with the offer or sale of Fund Interests unless: (i) there has been a successful adjudication on the merits as a result of a trial; or (ii) such claim has been dismissed with prejudice on the merits by a court of competent jurisdiction that has been apprised of the Securities and Exchange Commission's position on indemnification. In addition, any such indemnification for securities law violations must be approved by a court of competent jurisdiction.

The Fund may purchase liability insurance that insures the indemnified parties against any liabilities as to which such parties are permitted to be indemnified pursuant to the provisions of this Section 10.01. However, the Fund may not incur the cost of that portion of liability insurance which insures the indemnified parties for any liability as to which the indemnified parties are prohibited from being indemnified under this Section 10.01.

10.02 FUND LOANS. The Directors or any Affiliate of any Director may lend funds to the Fund for such period of time as the Management Committee may determine, and with interest payable in an amount equal to the lesser of (i) the interest rate at which the Directors or such Director Affiliate could then borrow such amount or (ii) the maximum amount of interest then permitted under any applicable usury laws; provided, however, that if the Fund is able to obtain comparable financing from an unrelated lending institution, the amount of interest and similar charges or fees paid to the Directors or such Affiliate would not exceed those charged by such unrelated lending institution on comparable loans for the same purpose. Any such amounts shall be repaid to the Directors or any Director Affiliate before any distributions may be made pursuant to Article 9. In no event shall a loan made to the Fund by any Person be deemed to be a part of any Fund Interest that such Person may hold, nor shall the Directors or their Affiliates provide the Fund with permanent financing.

10.03 INVESTORS LOOK SOLELY TO FUND ASSETS. Neither the Directors nor any of their Affiliates shall have any personal liability to any Investor for the repayment of any amounts outstanding in the Capital Account of an Investor including, but not limited to, Capital Contributions. Any such payment shall be solely from the assets of the Fund. The Directors shall not be liable to any Investor by reason of any change in the federal income tax laws as they apply to the Fund and the Investors, whether such change occurs through legislative, judicial, or administrative action, so long as the Directors have acted in good faith and in a manner reasonably believed to be in the best interests of the Investors. Neither the Directors nor any of their Affiliates shall have any personal liability to repay to the Fund any portion or all of any negative amount of the Director's Capital Account except as otherwise provided in Section 15.03.

                                  ARTICLE 11


                        ACCOUNTING, RECORDS, AND REPORTS

11.01 METHOD OF ACCOUNTING. The Fund's books and records shall be kept on an accrual basis in accordance with generally accepted accounting principles; however, for purposes of tax reporting, the Management Committee may choose either the cash or accrual method with the filing of the Fund's first tax return.

11.02 FISCAL YEAR. The fiscal year of the Fund shall be the calendar year. The admission of additional Investors shall be deemed to have been on the first day of the month if the Investor was admitted to the Fund during the first 15 days of a month and the 16th day of the month if Investor was admitted to the Fund after the 15th day of a month.

11.03 CAPITAL ACCOUNTS. An individual Capital Account shall be maintained for each Investor. The initial balance of each such Capital Account shall be zero and shall be increased by: (i) the amount of any cash and the fair market value of any property (net of liabilities) contributed to the Fund by such Investor valued as of the time of such contribution and (ii) any Net Profit of the Fund for a Taxable Period (or specially allocated items of income or gain) allocated to the Investor pursuant to Article 8 (as of the end of such Taxable Period) including gains deemed realized upon the distribution of securities under Sections 9.01 and 9.02. An Investor's Capital Account shall be decreased by: (i) the amount of any cash distributed to such Investor; (ii) the fair market value of any securities or other property (net of liabilities) distributed to such Investor (valued as of the time of distribution); and (iii) the Net Loss of the Fund for a Taxable Period (or specially allocated items of deduction or loss) allocated to the Investor pursuant to Article 8 (as of the end of such Taxable Period) including losses deemed realized upon the distribution of securities under Sections 9.01 and 9.02, such decrease occurring as of the time of the distribution.

11.04 MAINTENANCE OF INFORMATION. The Fund will maintain, or cause to be maintained, such books and records as are required under Section 31 of the 1940 Act and as shall enable it to be reasonably responsive to requests for information pursuant to Section 11.05.

11.05 ACCESS TO INFORMATION. Each Investor may obtain from the Fund from time to time upon written demand to the Directors, for a purpose clearly related to such Investor's interest as an Investor, including any suit by such Investor against the Fund, provided that such purpose is set forth in such written demand, the following: (i) true and full information regarding the status of the business and financial condition of the Fund, which shall be deemed satisfied if the Management Committee provide a copy of the most recent audited financial statements of the Fund; (ii) promptly after becoming available, a copy of that Investor's federal, state, and local income tax information statement for each of the last two fiscal years; (iii) a current list of the names and last known business, residence, or mailing address of each Investor except for those Investors who have requested that their names not be disclosed; (iv) a copy of this Agreement and all amendments and restatements; and (v) such other information as is just and reasonable in the discretion of the Management Committee. All such information may be obtained by the Investor's compliance with such procedures as the Management Committee, from time to time, shall reasonably establish, including without limitation with respect to payment of copying, mailing, and other administrative costs occasioned hereby. The Management Committee may condition the provision of information on the execution of an acknowledgment by the requesting party that the information provided will be held in confidence, will not be disclosed to any other persons, will not be used for commercial purposes, will not be used in such a fashion that the Fund's tax status may be jeopardized, and that the requesting party will indemnify the Fund and the Management Committee for any failure to honor such commitments.

11.06 BANKING. The Investment Managers shall open and thereafter maintain separate accounts in the name of the Fund in which there shall be deposited all of the funds of the Fund. No other funds shall be deposited in the accounts. The funds in said accounts shall be used solely for the business of the Fund, including, without limitation, such investments as authorized in Section 3.05(i).

11.07 AUDIT. At the expense of the Fund, an annual audit of the Fund's books of account shall be made by a firm of independent certified public accountants selected by the Directors and approved by a Majority in Interest of the Investors. In the determination of the profits or losses of the Fund to be reflected by its books and records, such certified public accountants shall be governed by the provisions of this Agreement and the 1940 Act. In any circumstances where no provision under the IRC and regulations thereunder may be applicable to the determination of any item, the accountants shall act in their discretion in such manner as may, most consistently with prior practices, properly reflect that item. If required by any governmental agency or by principles of accounting, the accountants may cause adjustments to be made to the statements of the Fund for reporting purposes. The annual certified financial report of the Fund shall include a balance sheet, an income statement, a statement of equity for Investors, and a statement of changes in financial position. The report also shall include the amount of any reimbursement made by the Fund to the Investment Managers, Directors or their Affiliates. Copies of the annual certified financial report of the accountants for each year shall be transmitted to all Investors within 120 days after the end of that year. Such copies shall be accompanied by a statement of the risks involved in investments in the Fund to the extent required under Section 64(b)(1) of the 1940 Act.

11.08 STATUS REPORTS. Within 75 days after the end of each of the first three quarters of the Fund's fiscal year, the Directors shall have prepared and transmitted to the Investors, at the expense of the Fund, a quarterly report containing the same financial information contained in the Fund's Quarterly Report on Form 10-Q filed by the Fund with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Within 120 days after the end of each fiscal year, the Investment Managers shall have prepared and transmitted to the Investors, at the expense of the Fund, an annual report containing a summary of the year's activity and the financial information set forth in Section 11.07.

11.09 TAX RETURNS. The Directors shall use their best efforts to cause the Fund to file all tax and information returns required of the Fund in a timely manner. The Directors will cause to be transmitted or delivered within 75 days after the end of each year to each Person who was an Investor at any time during such year a statement setting forth all information relating to the Fund's operations for such fiscal year as is reasonably required to complete federal and state income tax or information returns.

                                  ARTICLE 12

         REMOVAL OR RETIREMENT OF DIRECTOR'S AND INVESTMENT MANAGERS

12.01     RESIGNATION OF A DIRECTOR.  Subject to Section 12.05, a
Director may voluntarily resign or withdraw from the Fund, but only upon compliance with all of the following procedures:

          (a) the Director shall give notification to the Board of Directors that he or she proposes to withdraw;

          (b) subject to Section 3.02, the remaining members of the Management Committee shall designate a successor Director who shall hold such office until such Director's successor has been approved and elected;

          (c) the Management Committee shall designate only an Independent Director to replace a withdrawing or retiring Independent Director; and

          (d) the withdrawing Director shall cooperate fully with the successor Director so that the responsibilities of the withdrawing Director may be transferred to the successor Director with as little disruption of the Fund's business and affairs as practicable.

12.02 RESIGNATION OF THE INVESTMENT MANAGERS. Subject to Section 12.05, each of the Investment Managers may voluntarily resign or withdraw from the Fund, but only upon compliance with all of the following procedures:

          (a) the Investment Managers shall, at least 60 days prior to such withdrawal, give notification to all Investors that they propose to withdraw and that there be substituted in their place a Person or Persons designated and described in such notification;

          (b) enclosed with the notification shall be a certificate, duly executed by or on behalf of each such proposed successor Investment Managers, to the effect that: (i) it is experienced in performing (or employs sufficient personnel who are experienced in performing) functions that an Investment Manager is required to perform under this Agreement; (ii) it has a net worth that meets the requirements of any statute or the courts applicable to a manager of a limited liability company in order to ensure that the Fund will not fail to be classified for state income tax purposes as a limited liability company rather than as an association taxable as a corporation; and (iii) it is willing to become an Investment Manager under this Agreement and will assume all duties and responsibilities thereunder, without receiving any compensation for services from the Fund in excess of that payable under this Agreement to the withdrawing Investment Managers and without receiving any participation in the withdrawing Investment Manager's Fund Interest other than that agreed upon by the withdrawing Investment Managers and the successor Investment Manager;

          (c) if the Investment Managers resign or withdraw, there shall be on file at the principal office of the Fund, prior to such withdrawal, audited financial statements of each proposed successor Investment Manager, as of a date not earlier than twelve months prior to the date of the notification required by this Section 12.02, certified by a nationally or regionally recognized firm of independent certified public accountants, together with a certificate, duly executed on behalf of each proposed successor Investment Manager by its principal financial officer, to the effect that no material adverse change in its financial condition has occurred since the date of such audited financial statements that has caused its net worth, excluding the purchase price of its Fund Interest, to be reduced to less than the amount under Subsection 12.02(b). Such audited financial statements and certificates shall be available for examination by any Investor during normal business hours;

          (d) subject to Section 14.02, a Majority in Interest of the Investors has consented to the appointment of any successor Investment Manager; and

          (e) the withdrawing Investment Manager shall cooperate fully with each successor Investment Manager so that the responsibilities of the withdrawing Investment Manager may be transferred to each successor Investment Manager with as little disruption of the Fund's business and affairs as practicable.

12.03     REMOVAL OF A DIRECTOR; DESIGNATION OF A SUCCESSOR DIRECTOR.

          (a)         Any of the Independent Directors may be removed either:
          (i) for cause by the action of at least two-thirds of the remaining Directors, including a majority of the remaining Independent Directors; (ii) subject to Section 14.02, by failure to be approved and re-elected by the Investors pursuant to Section 14.04; or (iii) subject to Section 14.02, with the consent of a Majority in Interest of the Investors. The Investment Managers may be removed either:
          (i) by a majority of the Directors; (ii) subject to Section 14.02, by failure to be approved and re-elected by the Investors pursuant to
          Section 14.04; or (iii) subject to Section 14.02, with the consent of a Majority in Interest of the Investors. The removal of a Director shall in no way derogate from any rights or powers of such Director, or the exercise thereof, or the validity of any actions taken pursuant thereto, prior to the date of such removal.

          (b) In the event of the removal of the Investment Managers and continuation of the Fund, the venture capital investments held by the Fund at the time of removal shall be appraised by two independent appraisers, one jointly selected by the Investment Managers and one by the Independent Directors. In the event that such two appraisers are unable to agree on the value of the Fund's venture capital investment portfolio, they shall jointly appoint a third independent appraiser whose determination shall be final and binding. The cost of the appraisal conducted by the appraiser selected by the Investment Managers shall be borne jointly and severally by the Investment Managers, and the cost of the appraisal conducted by the appraiser selected by the

          Independent Directors shall be borne by the Fund. The cost of the appraisal conducted by a third appraiser shall be borne equally by the Fund and, jointly and severally, by the Investment Managers. All unrealized capital gains and losses of the Fund shall be deemed realized at that time solely for purposes of making a final allocation to the Investment Managers. All unrealized capital gains and losses of the Fund shall be deemed realized at that time solely for purposes of making a final allocation to the Investment Managers. With respect to their Fund Interests pursuant to Article 8, the Investment Managers shall receive a final allocation of Net Profit or Net Loss equal to the Net Profit or Net Loss that they would have been allocated pursuant to Article 8, if all unrealized capital gains and losses of the Fund were deemed realized, an allocation of Net Profit or Net Loss was made at such time, and such time were deemed to be the end of a Taxable Period. If the Capital Accounts of the Investment Managers have a positive balance after such allocation, the Fund shall deliver a promissory note of the Fund to the Investment Managers, the principal amount of which shall be equal to the amount, if any, by which the positive amount of the Investment Managers' Capital Accounts exceeds the amount of their Capital Contributions and which bears interest at a rate per annum equal to 100% of the prime rate in effect at Bank of America N.T. & S.A. at the time of removal, with interest payable annually and principal payable, if at all, only from 20% of any available cash before any distributions thereof are made to the Investors pursuant to Article
          9. If the Capital Accounts of the Investment Managers have a negative balance after such allocation, the Investment Managers shall contribute cash to the capital of the Fund in an amount equal to the negative balance in their Capital Accounts. The Fund Interests of the Investment Managers shall convert to those of Investors, and the Investment Managers shall continue to receive, as Investors, only those allocations of the Net Profits and Net Losses pursuant to
          Article 8 and related distributions. In the event that any of the foregoing requires an exemptive order from the SEC that is not granted, the Investment Managers shall not receive a final allocation of Net Profits and Net Losses and their interest shall convert to that of Investors, and the Investment Managers shall continue to receive, as Investors, only those allocations of Net Profits and Net Losses pursuant to Sections 8.01(c)(i) and 8.02(a) and (b).

          (c) Subject to Section 3.02, the remaining members of the Management Committee may designate one or more Persons to fill any vacancy existing in the number of Independent Directors fixed pursuant to Section 3.02 resulting from removal of an Independent Director by the Directors pursuant to Section 12.03(a). Remaining members of the Management Committee may designate one or more Persons to be successors to the Investment Managers removed by the Independent Directors pursuant to Section 12.03(a), and each Investor other than a Director hereby consents to the admission of such successor or successors, no further consent being required. Any such successor Director or Investment Manager shall hold office until the next annual meeting of Investors or until his or her successor has been approved and elected. With the consent of such number of Investors other than a Director (but not in any event less than a Majority in Interest of the Investors) as are then required under the Act, and under the laws of the other jurisdictions in which the Fund is then formed or qualified, to consent to the admission of a Director, such Investors may, subject to the provisions of Sections 3.02, 12.05, 13.01 and 14.02, at any time admit a Person to be successor to a Director concurrently therewith being removed by the Investors pursuant to Section 12.03(a).

          (d) Any removal of a Director shall not affect any rights or liabilities of the removed Director that matured prior to such removal.

12.04     INCAPACITY OF A DIRECTOR.

          (a) In the event of the incapacity of a Director, the business of the Fund shall be continued with the Fund property by the remaining Directors. Subject to Section 3.04, the remaining
          Directors shall give notification to the Investors of such event and shall, within 90 days, call a meeting of the Management Committee for the purpose of designating a successor Director. Any such successor Director shall hold such office until the next bi-annual meeting of Investors or until his or her successor has been approved and elected. The Directors shall make such amendments to the certificate of formation and execute and file for recordation such amendments or other documents or instruments as are necessary and required by the Act or this Agreement to reflect the termination of the Fund Interest of the Incapacitated Director, the fact that such Incapacitated Director has ceased to be a Director, and the appointment of such successor Director.

          (b)         In the event of the Incapacity of all Directors, the Fund
          shall be dissolved.   Upon the Incapacity of all Directors, a
          Director shall immediately cease to be a Director and its Fund Interest, as such, shall continue only for the purpose of determining the amount, if any, that it is entitled to receive upon any dissolution pursuant to Section 15.01.

          (c) Any such termination of a Director shall not affect any rights or liabilities of the Incapacitated Director that matured prior to such Incapacity.

12.05     ADMISSION OF A SUCCESSOR DIRECTOR.

          (a) The admission of any successor Director pursuant to Sections 12.01, 12.02, or 12.03, as the case may be, shall be effective only if and after the following conditions are satisfied:

                             (i) the designation of such Person as successor Director shall occur, and for all purposes, shall be deemed to have occurred, prior to the withdrawal or removal of the withdrawing or removed

          Director, or transfer of the withdrawing or removed Director's Fund Interest pursuant to Sections 12.01, 12.02, or 12.03, as the case may be; and

                            (ii) the Fund Interests of the Investors shall not be affected by the admission of such successor Director or the transfer of the Director's Fund Interest.

          (b) A Director shall not have the right to transfer or assign its Fund Interest, except that a Director may: (i) transfer its Fund Interest to a successor Director pursuant to Section 12.01 or 12.02;
          (ii) substitute instead as a successor Director any Person that has, by merger, consolidation, or otherwise, acquired substantially all of its assets and continued its business; and (iii) pledge or grant an interest in its right to receive payments and distributions under this Agreement. Each Investor other than a Director hereby consents to the admission of any additional or successor Director pursuant to this Section 12.05(b), and no further consent or approval shall be required; and

          (c) Notwithstanding anything to the contrary in this Article 12, a Director's Fund Interest shall at all times be subject to the restrictions on transfer set forth in Section 13.01.

12.06 LIABILITY OF A WITHDRAWN OR REMOVED DIRECTOR. Any Director who shall withdraw or be removed from the Fund, or who shall sell, transfer, or assign its Fund Interest shall remain liable for obligations and liabilities incurred by it as Director prior to the time such withdrawal, removal, sale, transfer, or assignment shall have become effective, but it shall be free of any obligation or liability incurred on account of the activities of the Fund from and after the time such withdrawal, removal, sale, transfer, or assignment shall have become effective.

12.07     CONSENT OF INVESTORS TO ADMISSION OF SUCCESSOR DIRECTORS.  Subject to
Section 14.02, each Investor other than a Director hereby consents pursuant to
Section 12.02 to the admission of any Person as a successor Director meeting the requirements of Section 12.02 to whose admission as such a Majority in Interest of the Investors have expressly consented, and no further express consent or approval shall be required.

12.08 CONTINUATION. In the event of the withdrawal, removal, or retirement of a Director, or the transfer or assignment by a Director of its Fund Interest, the Fund shall not be dissolved and the business of the Fund shall be continued by the remaining Directors.

                                  ARTICLE 13


                TRANSFERABILITY OF AN INVESTOR'S FUND INTEREST

13.01     RESTRICTIONS ON TRANSFERS.

          (a) OPINION OF COUNSEL. Notwithstanding any other provisions of this Section 13.01, no sale, exchange, transfer, or assignment of a Fund Interest may be made by an Investor unless in the opinion of counsel for the Fund, satisfactory in form and substance to the Management Committee, (which opinion may be waived, in whole or in part, at the discretion of the Management Committee), that:

                      (i) such sale, exchange, transfer, or assignment, when added to the total of all other sales, exchanges, transfers, or assignments of Fund Interests within the preceding twelve months, would not result in the Fund's being considered to have terminated within the meaning of Section 708 of the IRC;

                      (ii) such sale, exchange, transfer or assignment would not violate any federal securities laws or any state securities or "Blue Sky" laws (including any investor suitability standards) applicable to the Fund or the Fund Interest to be sold, exchanged, transferred, or assigned; and

                      (iii) such sale, exchange, transfer, or assignment could not cause the Fund to be treated as a publicly traded partnership taxable as a corporation for federal income tax purposes or to lose its status as a partnership for state income tax purposes.

          Any such opinion of counsel shall be delivered in writing to the Fund prior to the date of the sale, exchange, transfer, or assignment.

          (b) MINORS. In no event shall all or any part of a Fund Interest be assigned or transferred by an Investor to a minor or an incompetent except in trust, pursuant to the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, or by will or intestate succession.

          (c) FRACTIONAL INTERESTS. No purported sale, exchange, assignment, or transfer by an Investor of, or after which the transferor and each transferee would hold, a Fund Interest representing less than ten Shares or including a fractional Share will be permitted or recognized for any purpose without the consent of the Management Committee, which consent shall be granted only for good cause shown.

          (d) DOCUMENTATION. Each Investor other than a Director agrees, upon request of the Directors, to execute such certificates or other documents and perform such acts as the Management Committee deem appropriate after an assignment of a Fund Interest by that Investor to preserve the limited liability of the Investors under the laws of the jurisdiction in which the Fund is doing business. For purpose of this Section 13.01(d), any transfer of a Fund Interest, whether voluntary or by operation of law, shall be considered an assignment.

          (e) VOID AB INITIO. Any purported assignment of a Fund Interest that is not made in compliance with this Agreement is hereby declared to be null and void and of no force or effect whatsoever.

          (f) EXPENSE. Each Investor other than a Director agrees, prior to the time the Directors consent to an assignment of Fund Interest by that Investor, to pay all reasonable expenses, including attorneys' fees, incurred by the Fund in connection with such assignment.

13.02     ASSIGNEES.

          (a) NOTIFICATION REQUIRED AND EFFECTIVE DATE. The Fund shall not recognize for any purpose any purported sale, assignment, or transfer of all or any fraction of the Fund Interest of an Investor other than a Director unless the provisions of Section 13.01 shall have been complied with and there shall have been filed with the Fund a dated notification of such sale, assignment, or transfer, in form satisfactory to the Directors, executed and acknowledged by both the seller, assignor, or transferor and the purchaser, assignee, or transferee and such notification (i) contains the acceptance by the purchaser, assignee, or transferee of all of the terms and provisions of this Agreement and (ii) represents that such sale, assignment, or transfer was made in accordance with all applicable laws and regulations. Any sale, assignment, or transfer shall be recognized by the Fund as effective on the first day of the fiscal quarter following the fiscal quarter in which such notification is filed with the Fund. If a Fund Interest is sold, assigned, or transferred more than once during a fiscal quarter, the last purchaser, assignee, or transferee with respect to whom notification is received shall be recognized by the Fund.

          (b) VOTING. Unless and until an assignee of a Fund Interest becomes a Substituted Investor, such assignee shall not be entitled to vote or to give consents with respect to such Fund Interest.

          (c) ASSIGNOR RIGHTS. Any Investor other than a Director who shall assign all of such Investor's Fund Interest shall cease to be an Investor and shall not retain any statutory rights as an Investor.

          (d) WRITTEN ASSIGNMENTS. Anything herein to the contrary notwithstanding, both the Fund and the Directors shall be entitled to treat the assignor of a Fund Interest as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to such assignor until such time as a written assignment that conforms to the requirements of this Section 13.02 has been received by the Fund and accepted by the Management Committee.

          (e) ASSIGNEE NOT SUBSTITUTED INVESTOR. A person who is the assignee of all or any fraction of the Fund Interest of an Investor other than a Director, but does not become a Substituted Investor and desires to make a further assignment of such Fund Interest, shall be subject to all the provisions of this Article 13 to the same extent and in the same manner as any Investor desiring to make an assignment of such Investor's Fund Interest.

13.03     SUBSTITUTED INVESTORS.

          (a) APPROVAL. No Investor other than a Director shall have the right to substitute a purchaser, assignee, transferee, donee, heir, legatee, distributee, or other recipient of all or any fraction of such Investor's Interest as an Investor in the transferring Investor's place. Any such purchaser, assignee, transferee, donee, heir, or other recipient of a Fund Interest (whether pursuant to a voluntary or involuntary transfer) shall be admitted to the Fund as a substituted Investor only (i) with the consent of the Directors, which consent shall be granted or withheld in the absolute discretion of the Directors; (ii) by satisfying the requirements of Sections
          13.01 or 13.02; and (iii) if necessary, upon an amendment to this Agreement executed by all necessary parties and filed or recorded in the proper records of each jurisdiction in which such recordation is necessary to qualify the Fund to conduct business or to preserve the limited liability of the Investors and Directors. Any such consent by the Directors may be evidenced, if necessary, by the execution by the Directors of an amendment to this Agreement evidencing the admission of such Person as an Investor. The admission of a Substituted Investor shall be recorded on the books and records of the Fund. The Investors hereby consent and agree to such admission of a Substituted Investor by the Management Committee. The Directors agree to process such amendments not less frequently than quarterly.

          (b) ADMISSION. Each Substituted Investor, as a condition to admission as an Investor, shall execute and acknowledge such instruments, in form and substance satisfactory to the Directors, as the Directors deem necessary or desirable to effectuate such admission and to confirm the agreement of the Substituted Investor to be bound by all the terms and provisions of this Agreement with respect to the Fund Interest acquired. All reasonable expenses, including attorneys' fees, incurred by the Fund in this connection shall be borne by such Substituted Investor.

          (c) RIGHTS OF ASSIGNEE. Until an assignee shall have been admitted to the Fund as a Substituted Investor pursuant to this
          Section 13.03, such assignee shall be entitled to all of the rights of an assignee of a limited liability company interest under the Act.

13.04 INDEMNIFICATION. Each Investor shall indemnify and hold harmless the Fund, the Directors, and every Investor who was or is a party to any pending or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative, by reason of or arising from any actual misrepresentation or misstatement of facts or omission to state facts made (or omitted to be made) by such Investor in connection with any assignment, transfer, encumbrance, or other disposition of all or and part of a Fund Interest, or the admission of a Substituted Investor to the Fund, against expenses for which the Fund or such other Person has not otherwise been reimbursed (including attorneys fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by the Fund or such other Person in connection with such action, suit, or proceeding.

13.05 INCAPACITY OF AN INVESTOR. If an Investor other than a Director dies, such Investor's executor, administrator, or trustee, or, if such Investor is adjudicated incompetent, such Investor's committee, guardian or conservator, or, if such Investor becomes bankrupt, the trustee or receiver of such Investor's estate, shall have all the rights of an Investor for the purpose of settling or managing the estate of such Investor, and such power as the Incapacitated Investor possessed to assign all or any part of the Incapacitated Investor's Fund Interest and to join with such assignee in satisfying conditions precedent to such assignee's becoming a Substituted Investor. The Incapacity of an Investor shall not dissolve the Fund.

13.06 WITHHOLDING OF DISTRIBUTIONS. From the date of the receipt of any instrument relating to the transfer of a Share or at any time the Investment Managers are in doubt regarding the person entitled to receive distributions in respect of a Share, the Directors may withhold any such distributions until the transfer is completed or abandoned or the dispute is resolved.

13.07 TRANSFEROR-TRANSFEREE ALLOCATIONS. If a Share is transferred in compliance with the provisions of this Article 13, the income, gains, losses, deductions, and credits allocable in respect of that Share shall be allocated to the days of the Taxable Period to which they are economically attributable, and then prorated between the transferor and the transferee on the basis of the number of days in the Taxable Period that each was the holder of that interest.

                                  ARTICLE 14

                         CONSENTS, VOTING, AND MEETINGS

14.01 METHOD OF GIVING CONSENT. Any consent required by this Agreement may be given as follows:

          (a) by a written consent pursuant to Section 14.05 given by the consenting Investor at or prior to the doing of the act or thing for which the consent is solicited, provided that such consent shall not have been nullified by either (i) notification to the Directors by the consenting Investor at or prior to the time of, or the negative vote by such consenting Investor at, any meeting held to consider the doing of such act or thing or (ii) notification to the Director prior to the doing of any act or thing the doing of which is not subject to approval at such meeting; or

          (b) by the affirmative vote by the consenting Investor to the doing of the act or thing for which the consent is solicited at any meeting called and held pursuant to Sections 14.04 or 14.05 to consider the doing of such act or thing.

14.02 LIMITATIONS ON REQUIREMENTS FOR CONSENTS. Notwithstanding any other provisions of this Agreement unless, prior to the exercise by the Investors other than the Directors of the rights of such Investors: (i) to approve actions of the Directors pursuant to Section 3.09; (ii) to vote to remove a Director or Investment Manager pursuant to Section 12.03 or to approve the appointment of a successor Director pursuant to Section 12.05; (iii) to approve and elect or remove Directors and to approve certain Fund matters pursuant to
Section 5.04; (iv) to approve and elect to dissolve the Fund pursuant to
Section 15.01(c); or (v) to amend this Agreement pursuant to Section 6.03, as the case may be, counsel for the Fund or counsel designated by not less than 10% of the Shares owned by all Investors shall have delivered to the Fund an opinion to the effect that neither the existence of such right or rights nor the exercise thereof will violate the provisions of the Act or the laws of the other jurisdictions in which the Fund is then formed or qualified, will adversely affect the limited liability of the Investors and Directors, or will adversely affect the classification of the Fund as a partnership for federal or state income tax purposes, then:

          (a) notwithstanding the provisions of Section 3.09, the Directors shall be prohibited from taking an action, performing an act, or entering into a transaction, as the case may be;

          (b) notwithstanding the provisions of Sections 12.03 and 12.05, the Investors other than the Directors shall be prohibited from removing a Director or from approving the appointment of a successor Director;

          (c) notwithstanding the provisions of Section 5.04, the Investors other than the Directors shall be prohibited from approving and electing or removing Directors and approving certain Fund matters, as the case may be;

          (d) notwithstanding the provisions of Section 15.01(c), the Investors other than the Directors shall be prohibited from electing to dissolve the Fund; and

          (e) notwithstanding the provisions of Section 6.03, the Investors other than the Directors shall be prohibited from amending this Agreement.

Such counsel may rely as to the law of any jurisdiction, other than a jurisdiction in which such counsel's principal office is located, on an opinion of counsel in such other jurisdiction in form and substance satisfactory to such counsel.

14.03 ACTION BY THE DIRECTORS. The Directors shall act by majority vote at a meeting duly called, or by unanimous written consent without a meeting, unless the 1940 Act requires that a particular action be taken only at a meeting. Meetings of the Directors may be called by any two Directors.
Subject to the requirements of the 1940 Act, the Directors by majority vote may delegate to any one of its number, or a committee thereof, its authority to approve particular matters or take particular actions on behalf of the Fund. A quorum for all meetings of the Directors shall be a majority of the Directors.

14.04 SPECIAL MEETINGS. The dissolution of the Fund, the removal of Directors, and any other matter requiring the consent of all or any of the Investors other than the Investment Managers pursuant to this Agreement may be considered at a meeting of the Investors held not less than 20 nor more than 60 days after notification thereof shall be given to all Investors. Such notification (i) may be given by the Directors, in its discretion, at any time and (ii) shall be given by the Directors within 30 days after receipt by the Directors of a request for such a meeting made by Investors who own, in aggregate, not less than 10% of the Shares owned by all Investors. Any such notification shall state briefly the purpose, time, and place of the meeting. All such meetings shall be held within or outside the State of Delaware at such reasonable place as the Directors shall designate and during normal business hours. Investors may vote in Person or by proxy at any such meeting. If Proxies are solicited for a specific meeting and an Investor other than a Director does not return a proxy, that Investor shall be deemed to have granted to the Management Committee a proxy solely for those matters noticed for and acted upon at that meeting. Such proxy shall be voted by a majority of the members of the Management Committee.

14.05 ACTION WITHOUT A MEETING. Any action that may be taken at a Fund meeting may be taken without a meeting if consent in writing setting forth the action to be taken is signed by the Investors holding not less than the minimum percentage of Shares that would be necessary to authorize or take such action at a meeting at which all the Investors were present and voted. Each Investor shall be given notice of the matters to be voted upon in the same manner as described in Sections 14.04 and 14.05. The date on which votes will be counted shall be not less than 10 or more than 60 days following mailing of the notice.

14.06 APPROVAL AND ELECTION OF DIRECTORS. In the approval and election of Independent Directors, those candidates receiving the highest number of votes cast, at a meeting at which a Majority in Interest of the Investors is present in person or by proxy, up to the number of Independent Directors proposed to be approved and elected, shall be approved and elected to serve until the next Investor meeting or until their successors are duly approved, elected and qualified; and each Investor shall have one vote for each Share owned by such Investor. In the approval and election of the Investment Managers, the two candidates receiving the highest numbers of votes cast shall be approved and elected pursuant to the foregoing provision. Any vote for the approval and election of Directors shall be subject to the limitations of Section 14.02.

14.07 RECORD DATES. The Directors may set in advance a date for determining the Investors other than the Directors entitled to notification of and to vote at any meeting. All record dates shall not be more than 60 days prior to the date of the meeting to which such record date relates.

14.08 SUBMISSIONS TO INVESTORS. The Directors shall give all Investors notification of any proposal or other matter required by any provision of this Agreement or by law to be submitted for the consideration and approval of the Investors. Such notification shall include any information required by the relevant provision of this Agreement or by law.

14.09 INVESTOR MEETINGS. The Directors shall call an Investor Meeting no less often than every two years with the first such meeting to be held within two years from the Closing Date.

                                  ARTICLE 15

                          DISSOLUTION AND TERMINATION

15.01 DISSOLUTION. The Fund shall be dissolved upon the occurrence of any of the following:

          (a) the expiration of its term, except to the extent extended pursuant to Section 1.05;

          (b)      the Incapacity of all Directors;

          (c) the election to dissolve the Fund by a Majority in Interest of the Investors;

          (d) the withdrawal, retirement or removal of a Director, or the transfer or assignment by a Director of its Fund Interest without the designation of a successor Director under Section 12.05;

          (e) the sale or other disposition at any one time of all or substantially all of the assets of the Fund; and

          (f)        dissolution required by operation of law.

Dissolution of the Fund shall be effective on the day on which the event occurs giving rise to the dissolution, but the Fund shall not terminate until the assets of the Fund have been distributed as provided in Section 15.02 and the certificate of formation of the Fund has been canceled.


15.02 LIQUIDATION. On dissolution of the Fund, a "Liquidating Trustee" (who shall be the Management Committee, if still constituted, and otherwise shall be a Person proposed and approved by a Majority in Interest of the Investors) shall cause to be prepared a statement setting forth the assets and liabilities of the Fund as of the date of dissolution, and such statement shall be furnished to all of the Investors. Then, those Fund assets that the Liquidating Trustee determines should be liquidated shall be liquidated as promptly as possible, but in an orderly and business-like manner to minimize loss. If the Liquidating Trustee determines that an immediate sale at the time of liquidation of all or part of the Fund assets would cause undue loss to the Investors, the Liquidating Trustee may, in order to avoid such loss, either defer liquidation and retain the assets for a reasonable time by placing Fund assets in a liquidating trust, or distribute the assets to the Investors in kind. If Fund assets are placed in a liquidating trust, the following liquidation order or priority including Section 15.03 shall be adhered to when terminating the trust. If no liquidating trust is set up, the Liquidating Trustee shall then wind up the affairs of the Fund and distribute the proceeds of the Fund by the end of the Taxable Period of the liquidation (or, if later, within 90 days after the date of such liquidation) in the following order or priority:


          (a) to the payment of the expenses of liquidation and to creditors (including Investors who are creditors, to the extent permitted by law) in satisfaction of liabilities of the Fund other than liabilities for distributions to Investors, in the order of priority as provided by law;

          (b) to the setting up of any reserves that the liquidating trustee may deem necessary or appropriate for any anticipated obligations or contingencies of the Fund or of the Liquidating Trustee arising out of or in connection with the operation or business of the Fund. Such reserves may be paid over by the Liquidating Trustee to an escrow agent or trustee proposed and approved by the Liquidating Trustee to be disbursed by such escrow agent or trustee in payment of any of the aforementioned obligations or contingencies and, if any balance remains at the expiration of such period as the liquidating trustee shall deem advisable, to be distributed by such escrow agent or trustee in the manner hereinafter provided;

          (c) to the payment of liabilities for distributions to Investors other than the Investment Managers in order of priority as provided by law;

          (d) to the payment of liabilities for distributions to Independent Directors in order of priority as provided by law;

          (e) to the payment of liabilities for distributions to the Investment Managers in order of priority as provided by law; then

          (f) to those Investors with positive Capital Account balances in proportion to the respective amounts of such positive balances.

For purposes of determining the amounts and allocation of such distribution, all Fund assets shall be valued by the Liquidating Trustee at their then fair market value, and any gains or losses that would arise from their sale at such valuation or, in the event of distributions to be made in kind, that would arise assuming such a sale were made, shall be allocated as specified in
Article 8. For the purposes of calculating if and when Conversion occurs in liquidation, amounts credited to the Investors' Capital Accounts, pursuant to this Section 15.02 shall be deemed to have been distributed.

15.03 NEGATIVE CAPITAL ACCOUNTS. At such time during liquidation as all assets of the Fund have been sold, all liabilities and expenses have been paid, all income, gains, losses and deductions have been allocated in accordance with
Article 8, all distributions have been deemed distributed, and all adjustments to the Capital Accounts have been made, if an Investment Manager then has a negative balance in that Investment Manager's Capital Account, such Investment Manager shall by the end of the Taxable Period of the liquidation (or, if later, within 90 days after the date of such liquidation) contribute to the capital of the Fund an amount equal to the deficit amount of its Capital Account. Any amount so contributed shall be distributed as provided for in
Section 15.02 to the other Investors. The Investors shall not be required to make any further contribution to the company on dissolution except as required by this Section 15.03.

15.04 TERMINATION. The Liquidating Trustee shall comply with any requirements of the Act or other applicable law pertaining to the winding up of a limited liability company, at which time the Fund shall stand terminated.

                                  ARTICLE 16


                            COVENANTS OF INVESTORS

Each Investor covenants, warrants, and agrees with the Fund and each of the Investors that:

          (a) such Investor shall not transfer, sell, or offer to sell such Investor's Shares without compliance with the conditions and provisions of this Agreement;

          (b) if such Investor assigns all or any part of such Investor's Shares, then until such time as one or more assignees thereof are admitted to the Fund as a Substituted Investor with respect to the entire Fund Interest so assigned, the matters to which any holder thereof would covenant and agree if such holder were to execute this Agreement as an Investor shall be and remain true; and

          (c) such Investor shall notify the Directors immediately if any representations or warranties made herein or in any subscription agreement should be or become untrue.

                                  ARTICLE 17


             REPRESENTATIONS AND WARRANTIES OF INVESTMENT MANAGERS

THE INVESTMENT MANAGERS REPRESENT AND WARRANT TO THE FUND AND EACH OF THE INVESTORS THAT:

          (a) the Investment Managers shall not assign all or any part of their interest in the Fund if, such assignment would cause a termination of the Fund within the meaning of IRC Section 708(b).

                                  ARTICLE 18

                                  ARBITRATION

IN THE EVENT A DISPUTE BETWEEN THE PARTIES HERETO ARISES OUT OF, IN CONNECTION WITH, OR WITH RESPECT TO THIS AGREEMENT, OR ANY BREACH THEREOF (OTHER THAN CLAIMS ARISING UNDER FEDERAL AND STATE SECURITIES LAWS), SUCH DISPUTE SHALL, ON THE WRITTEN REQUEST OF ONE PARTY DELIVERED TO THE OTHER PARTY, BE SUBMITTED TO AND SETTLED BY ARBITRATION IN THE COUNTY OF SAN MATEO IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT AND WITH THE CALIFORNIA ARBITRATION ACT (SECTIONS 1280 THROUGH 1294.2 OF THE CALIFORNIA CODE
OF CIVIL PROCEDURE), EXCEPT AS HEREIN SPECIFICALLY PROVIDED.   JUDGMENT UPON
THE AWARD RENDERED BY THE

ARBITRATORS MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE PARTIES HEREBY SUBMIT TO THE IN PERSONAM JURISDICTION OF THE SUPERIOR COURT OF THE STATE OF CALIFORNIA FOR THE PURPOSE OF CONFIRMING ANY SUCH AWARD AND ENTERING JUDGMENT THEREON. NOTWITHSTANDING ANYTHING TO THE CONTRARY THAT MAY NOW OR HEREAFTER BE CONTAINED IN THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION, THE PARTIES AGREE AS FOLLOWS:

          (a) Within 10 days after receipt of notice of arbitration from the noticing party, each party shall propose and approve one person approved by the American Arbitration Association to hear and determine the dispute. If more than two parties are involved, they shall together propose and approve two persons. The two persons so chosen shall propose and approve a third impartial arbitrator. The majority decision of the arbitrators shall be final and conclusive upon both parties hereto. If either party fails to approve its arbitrator within 10 days after delivery of the notice provided for herein, then the arbitrator approved by the one party shall act as the sole arbitrator and shall be deemed to be the single, mutually approved arbitrator to resolve the controversy. In the event the parties are unable to agree upon a rate of compensation for the arbitrators, they shall be compensated for their services at a rate to be determined by the American Arbitration Association;

          (b) the parties shall enjoy, but are not to be limited to, the same rights to discovery as they would in the federal District Court for the Northern District of California;

          (c) the costs of the arbitration including attorneys' fees shall be paid by the losing party or will be allocated between the parties in such proportions as the arbitrators decide;

          (d) the arbitrators shall, upon the request of either party, issue a written opinion of their findings of fact and conclusions of law; and

          (e) upon receipt by the requesting party of said written opinion, said party shall have the right within 10 days thereof to file with the arbitrators a motion to reconsider, and the arbitrators thereupon shall reconsider the issues raised by said motion and either confirm or change their majority decision, which shall then be final and conclusive upon both parties hereto. The costs of such a motion for reconsideration and written opinion of the arbitrators including attorneys' fees shall be paid by the moving party.

                                  ARTICLE 19


                              POWER OF ATTORNEY


19.01 POWER OF ATTORNEY. Each Investor other than a Director hereby irrevocably constitutes and appoints the Management Committee, or either of them, as such Investor's true and lawful agents and attorneys-in-fact, with full power and authority in such Investor's name, place, and stead, to make, execute, acknowledge, deliver, file, and record the following documents and instruments in accordance with the other provisions of this Agreement;

          (a) this Agreement and a certificate of formation, a certificate of doing business under fictitious name, and any other instrument that may be required to be filed in connection with the formation and operation of the Fund under the laws of Delaware or other laws of any other state;

          (b) any and all amendments, restatements, cancellations, or modifications of the instruments described in Section 19.01(a);

          (c) any and all instruments related to the admission of any successor Director or any Investor; and

          (d) all documents and instruments that may be necessary or appropriate to effect the dissolution and termination of the Fund, pursuant to the terms hereof.

19.02 IRREVOCABILITY. The foregoing power of attorney is coupled with an interest and such grant shall be irrevocable. Such power of attorney shall survive the subsequent Incapacity of any such Investor or the transfer of any or all of such Investor's Shares.

19.03 PRIORITY OF AGREEMENT. In the event of any conflict between provisions of this Agreement or any amendment hereto and any documents executed, acknowledged, sworn to, or filed by the Management Committee under this power of attorney, this Agreement and its amendments shall govern.

19.04 EXERCISE OF POWER. This power of attorney may be exercised by a Management Committee either by signing separately as attorney-in-fact for each such Investor or by a single signature of a Management Committee acting as attorney-in-fact for all of them.

                                  ARTICLE 20

                                 MISCELLANEOUS


20.01 CERTIFICATE OF FORMATION. On each subsequent change in the Fund specified in the Act, the Directors shall cause to be executed and acknowledged an amended certificate of formation pursuant to the provisions of the Act, which will be duly filed as prescribed by Delaware law.

20.02 DELAWARE LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted according to, the laws of Delaware.

20.03 COUNTERPARTS. This Agreement may be executed in counterparts, and all counterparts so executed shall constitute one agreement that shall be binding on all the parties hereto. Any counterpart of either this Agreement that has attached to it separate signature pages which altogether contain the signatures of all Directors or Investors or their attorneys-in-fact shall for all purposes be deemed a fully executed instrument.

20.04 BINDING UPON SUCCESSORS AND ASSIGNS. Subject to and unless otherwise provided in this Agreement, each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the successors, successors-in-title, heirs, and assigns of the respective parties hereto.

20.05 NOTICES. Any notice, offer, consent, or demand permitted or required to be made under this Agreement to any party hereto shall be given in writing signed by the Investor giving such notice either by (i) personal delivery or
(ii) by registered or certified mail, postage prepaid, addressed to that party at the respective address shown on the Fund's books and records, or to such other address as that party shall indicate by proper notice to the Management Committee, in the same manner as provided above. All notices shall be deemed effective upon receipt or five days after the date of mailing in accordance with the above provisions.

20.06 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be effected thereby, but shall be enforced to the maximum extent possible under applicable law.

20.07 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject hereof and supersedes all prior agreements or understandings, written or oral, between the parties with respect thereto.

20.08 HEADINGS, ETC. The headings in this Agreement are inserted for convenience of reference only and shall not affect interpretation of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated either the masculine or the neuter genders shall include the masculine, the feminine and the neuter.

20.09 LEGENDS. If certificates are issued evidencing an Investor's Shares, each such certificate shall bear such legends as may be required by applicable federal and state laws, or as may be deemed necessary or appropriate by the Management Committee to reflect restrictions upon transfer contemplated herein.

 EXECUTED ______________ at _________       THE INVESTMENT MANAGERS

                                            TECHNOLOGY FUNDING INC.
                                            Investment Manager



                                            By:

                                               Charles R. Kokesh, President



                                            TECHNOLOGY FUNDING LTD.
                                            Investment Manager



                                            By:

                                               Charles R. Kokesh,
                                               General Partner


                                            THE AFFILIATED DIRECTORS

                                            [Charles R. Kokesh]


                                            [Gregory T. George]


                                            THE INDEPENDENT DIRECTORS


                                            Robert E. Jackson, Jr., Ph.D.


                                            Selena A. Lantry, M.D.


                                            Deborah J. Freehling, M.D.

                                            THE INVESTORS

                                            (All Investors now and hereafter
                                            admitted as Investors of the Fund
                                            pursuant to powers of attorney now
                                            and hereafter executed in favor of,
                                            and delivered to, the Investment
                                            Managers or either with them)

                                            By:     The Management Committee,
                                                    Attorney-in-Fact